SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

BRINKER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)

6820 LBJ Freeway

Dallas, Texas 75240

(Address of principal executive offices)

Registrant’s telephone number, including area code 972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 11, 2011, Brinker International, Inc. (the “Registrant”) announced that on August 9, 2011, Registrant and its wholly-owned subsidiary, Brinker Restaurant Corporation, as guarantor, entered into an amendment (“Amendment”) of its current credit agreement dated June 22, 2010 (“Credit Agreement”) with Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC, and Regions Capital Markets, a division of Regions Bank, as joint lead arrangers and bookrunners, J.P. Morgan Chase Bank, N.A. and Regions Bank, as co-syndication agents, and Compass Bank and Wells Fargo Bank, National Association, as co-documentation agents, and other lenders.

The Amendment provides for an increase in the unsecured revolving credit facility from $200 million to $250 million under which the Registrant may borrow varying amounts up to the maximum borrowing limit of $250 million, may increase the maximum borrowing limit by up to $100 million under certain circumstances, and may select interest rates equal to (i) LIBOR plus an applicable margin, or (ii) the banks’ base rate plus an applicable margin. The applicable margin is subject to adjustment if the Registrant’s credit rating changes as well as if Registrant’s debt to cash flow ratio improves. Interest on any borrowing is payable at least quarterly.

The Amendment also provides for an increase in the unsecured term loan from the original $200 million to $250 million under which Registrant may select interest rates equal to (i) LIBOR, plus an applicable margin, or (ii) the banks’ base rate plus an applicable margin. The applicable margin is subject to adjustment if the Registrant’s credit rating changes as well as if Registrant’s debt to cash flow ratio improves. Principal payments in the amount of $6.25 million, together with accrued unpaid interest, are payable quarterly, commencing December 31, 2011.

The Amendment also extends the term of the facility to August 9, 2016, subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of representations or covenants, failure to pay other material indebtedness, Registrant ceasing to own 100% of the stock of the guarantor subsidiary or another person becoming beneficial owner of 50% or more of Registrant’s outstanding common stock. Proceeds from borrowings under the Credit Agreement may be used for general corporate purposes. The Credit Agreement contains various affirmative and negative covenants, including, maintenance of certain leverage and fixed charge coverage ratios, limitations on additional indebtedness, guarantees of indebtedness, investments and certain other transactions defined in the agreement.

Bank of America, N.A., JPMorgan Chase Bank, N.A., Regions Bank, Compass Bank and Wells Fargo Bank, National Association, are participants in the Registrant’s Credit Agreement provide other general banking services to the Registrant.

A copy of the Amendment is attached hereto as Exhibit 10(a). The summary of terms of the Amendment is qualified entirely by the Amendment attached hereto.

Section 2 – Financial Information.

Item 2.02.	Results of Operations and Financial Conditions.

The information contained in this Current Report on Form 8-K, including the Exhibit attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

On August 11, 2011, the Registrant issued a Press Release announcing its fourth quarter fiscal 2011 results. A copy of this Press Release is attached hereto as Exhibit 99.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 9, 2011, the Registrant entered into an amendment to its current credit agreement more specifically described in Item 1.01 in this Current Report on Form 8-K, which description is incorporated by reference in this Item 2.03.

Section 9 – Financial Statements and Exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10(a)	Amendment No. 1 dated as of August 9, 2011, by and among, Brinker International, Inc., as Borrower; Brinker Restaurant Corporation, as Guarantor; Bank of America, N.A., as Administrative Agent; and the Banks which are party to the Amendment.

99	Press Release dated August 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: August 11, 2011	By:	/s/ Douglas H. Brooks

Douglas H. Brooks, Chairman of the Board
President and Chief Executive Officer

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